ADMINISTRATION AGREEMENT
                            ------------------------




         THIS AGREEMENT is made as of the 1st day of April 1994 by and between the Bailard, Biehl & Kaiser Diversa Fund (the "Fund"), a separate series of the Bailard, Biehl & Kaiser Fund Group, a Massachusetts Business Trust (the "Trust"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a New Jersey Corporation (the "Administrator");

                                   WITNESSETH

         WHEREAS, the Fund is a diversified series of an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of the Fund's operations and the Administrator is willing to furnish such services:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Fund's operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

         2. Services on a Continuing Basis. Subject to the overall supervision of the Board of Trustees of the Trust and Bailard, Biehl & Kaiser Inc., (the "Manager"), the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

         A) perform the services in Schedule 1 attached; and

         B) such additional services as may be agreed upon by the Fund and the Administrator.

         3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of the Fund except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the

Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

         4. Reliance Upon Instructions. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Trustees of the Trust and shall incur no liability to the Trust or the Trust's Manager in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Fund.

         5. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and all prior, present or potential shareholders of the Fund, except after prior notification to, and approval of release of information in writing by, the Fund, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator's expense) to prevent or remedy such service interruptions.

         7. Compensation. As compensation for services rendered by the Administrator during the term of this agreement, the Fund will pay to the Administrator an annual fee equal to $40,000, payable monthly by the fifth day of the next month.

         8. Indemnification. The Fund agrees to indemnify and hold harmless the Administrator from all taxes, filing, fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Trustees of the Trust, provided, that the Administrator will not be indemnified against any liability to the Fund or to shareholders of the Fund (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Fund, the Trust, and each of its Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. No fund or other series of the Trust shall be liable for any claim against, or expense of, any other fund or series of the Trust.

         9. Duration and Termination. This Agreement shall continue until termination by the Fund (through the Board of Trustees of the Trust) or the Administrator on 60 days' written notice to the other. All notices and other communications hereunder shall be in writing. This Agreement cannot be assigned without the prior written consent of the other party hereto.

         10. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings relating to the subject matter hereof, including the letter agreement relating to blue sky services dated June 24, 1993. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in California and governed by California law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         12. Limitation on Liability. Notice is hereby given of the limitations of the liability of the Trust's shareholders and Trustees as set forth in the Trust's Declaration of Trust, as amended, on file with the Secretary of the Commonwealth of Massachusetts. The obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. No party named herein shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust; nor shall any party named herein seek satisfaction of any such obligation from the Board of Trustees or any individual Trustee.

         IN WITNESS WHEREOF, the parties hereto have caused this their officers designated below on the day and year first written above

BAILARD, BIEHL & KAISER
FUND GROUP

By: /s/ Tina Thomas
   -----------------------------

Title:    Treasurer
      --------------------------

INVESTMENT COMPANY ADMINISTRATION
CORPORATION

By: /s/ Eric Banhazl
   -----------------------------

Title:    Vice President
      --------------------------

                                   Schedule I

Services

A. Administration

        1.   Legal

             a. Draft and file in conjunction with Funds' counsel the Post-Effective Amendment and any supplements ("stickers") to the Registration Statement for each Fund.

             b.    File State Registrations

             c. Maintain corporate and blue sky calendars covering the matters referred to herein.

             d.    Monitor Blue Sky summary reports.

             e.    Order checks for states that have to be renewed or amended.

             f.    Complete various State forms for renewals or amendments.

             g.    Complete blue sky sales reports for states where required.

             h. Mail out copies of prospectuses and annual reports when new ones are printed.

             i.    Notify all states of any change to any Fund.


             j. Assist in obtaining required Fidelity Bond and Directors and Officers Insurance, and monitor on a monthly basis compliance with levels of Fidelity Bond Insurance required by the Investment Company Act.

             k. Prepare and distribute materials for all directors, including annual 1099's.


             l. Prepare required and pro-forma data for annual approvals of advisory, distribution and administrative services contracts.

             m.    File Rule 24F-2 Notice annually.

             n. Assist in the negotiations of any contracts covering the matters referred to herein.

             o. Draft and file proxy statements in conjunction with Funds' counsel.

             p. Recommend items covering the matters referred to herein for the agenda for the Board of Directors Meetings.

             q. Prepare or compile all exhibits for related agenda items (i.e. contracts, reports, schedules).

             r.    Prepare and file NSAR semi-annually.

             s. Coordinate the activities of the Funds' Advisers, Transfer Agents, Custodians, Legal Counsel and Independent Accountants, as they relate to the Administrator's oversight, recordkeeping and reporting responsibilities hereunder.

        2.   Operations & Administration

             a. Prepare and file periodic reports to shareholders and coordinate each proof copy with printers, independent accountants, and attorneys prior to production of the final product.

             b. Monitor daily and periodic compliance with respect to Investment Company Act, Internal Revenue Code, and Prospectus guidelines and restrictions, which includes the items identified in Appendix A (attached) performed on a periodic basis.

             c.    Frequent audit of all income and expense accruals,  sales and
                   redemptions   of   capital   shares,   and   capital   shares
                   outstanding.

             d.    Evaluate   expenses,   project  future  expenses,   determine
                   accruals, and process payments of expenses.

                      Addendum to Administration Agreements
                      -------------------------------------


         Effective July 1, 1995, the Administration Agreements between Investment Company Administration Corporation and Bailard Biehl & Kaiser Fund Group and Bailard, Biehl & Kaiser International Fund Group, Inc., dated April 1, 1994 and October 1, 199 1, respectively, are hereby amended as follows:

1.       Paragraph 7 of the Agreements.
         ------------------------------

                  7. Compensation. As compensation for services rendered by the Administrator during the term of this agreement, each Fund will pay to the Administrator an annual fee equal to $32,500, payable monthly by the fifth day of the next month.

2.       Schedule 1 of the Agreements.
         -----------------------------

         A. Administration

             1. Legal

                  Paragraphs b., d., e., f., g. and I. are omitted from the schedule of services to be provided. Paragraph c. is revised to read as follows:

                  c. Maintain corporate calendars covering the matters referred to herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the day and year first written above.

BAILARD, BIEHL & KAISER FUND GROUP and
BAILARD, BIEHL & KAISER INTERNATIONAL FUND GROUP, INC

By: /s/ Tina Thomas
   -----------------------------

Title:    Treasurer
      --------------------------

INVESTMENT COMPANY ADMINISTRATION CORPORATION

By: /s/ Eric Banhazl
   -----------------------------

Title:   Sr. Vice President
      --------------------------